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                                    FORM 15


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File No.: 000-26858

                            BLUE WAVE SYSTEMS INC.
            (Exact name of registrant as specified in its charter)

                           2410 Luna Road, Suite 132
                            Carrollton, Texas 75006
                                (972) 277-4600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
           (Title of each class of securities covered by this Form)

                                     None
       (Titles of all other classes of securities covered by this Form)

                                     None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]    Rule 12h-3(b)(1)(ii)     [_]
          Rule 12g-4(a)(1)(ii)   [_]    Rule 12h-3(b)(2)(i)      [_]
          Rule 12g-4(a)(2)(i)    [_]    Rule 12h-3(b)(2)(ii)     [_]
          Rule 12g-4(a)(2)(ii)   [_]    Rule 15d-6               [_]
          Rule 12h-3(b)(1)(i)    [X]

 Approximate number of holders of record as of the certification or notice date: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Blue
Wave Systems Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:     July 3, 2001            BLUE WAVE SYSTEMS INC.



                                  By: /s/ Donald B. Crosbie
                                     -------------------------------
                                          Donald B. Crosbie
                                          Chief Financial Officer